Exhibit 99.1
QUESTCOR ANNOUNCES PREFERRED STOCK REPURCHASE FROM SHIRE
Union City, CA — February 20, 2008 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today that the Company has completed the repurchase of the outstanding 2,155,715 shares of Series A Preferred Stock from Shire Pharmaceuticals, Inc. for cash consideration of $10.3 million or $4.80 per share (the closing price of Questcor’s common stock on February 19, 2008). The existence of the Series A Preferred Stock created a complex capital structure that limited the Board’s flexibility in developing a long-term strategy for the Company and required the Company to take into consideration the interests of parties other than the holders of the Company’s common stock. For example, among other rights associated with the Series A Preferred Stock, the Series A Preferred Stock was convertible into 2,155,715 shares of common stock, had a $10 million liquidation preference, and required Questcor to obtain the holder’s separate vote in the event of a merger and acquisition transaction.
“The decision to repurchase the Series A Preferred Stock is reflective of the health of our business as well as our ongoing commitment to maximizing shareholder value. The transaction also simplifies our capital structure to one class of common stockholders,” said Don Bailey, Questcor’s President and CEO.
About Questcor — Questcor Pharmaceuticals, Inc. is a pharmaceutical company that owns two commercial products, H.P. Acthar ® Gel (“Acthar”) and Doral ® , and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing new medications, including QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
George Stuart
510-400-0700
IR2@Questcor.com

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